Exhibit 10.1

HOLOGIC

[DATE]

[NAME]
BY EMAIL

Dear [NAME],

As you know, on October 21, 2025, Hologic, Inc. (“Hologic” and, together with its subsidiaries, the “Company”) entered into a definitive agreement to be acquired by affiliates of Blackstone and TPG. In recognition of your leadership and contributions to the Company and to ensure that the Company will have the benefit of your continued employment and commitment, the Company has selected you to participate in a retention bonus program. References in this letter agreement to the “Closing Date” refer to the date on which the acquisition of the Company is completed.

Under the retention bonus program, you will be eligible to receive a bonus in the amount of [$_____]
(the “Retention Bonus”) subject to the terms and conditions set forth below.

•Payment Terms. The Retention Bonus will be paid in full within 30 days following the date of this letter agreement. Notwithstanding the foregoing, if (i) you resign for any reason prior to the Closing Date, (ii) you resign without Good Reason (as defined in the Company change in control severance agreement or plan applicable to you) on or after the Closing Date and prior to the date that is six months after the Closing Date, or (iii) your employment is involuntarily terminated by the Company for Cause prior to the date that is six months after the Closing Date, then, within 15 days after your employment termination date, you will repay to the Company 50% of the Retention Bonus amount.
Payment of the Retention Bonus is subject to all applicable federal, state and/or local withholding and/or payroll taxes. Payments owed by you to the Company pursuant to this letter agreement may not be offset against other compensation or benefits owed to you by the Company.

Please keep in mind that you have a continuing duty to act in the best interests of the Company. This includes keeping confidential all information about the Company’s business and operations that is not generally known to the public. Nothing herein alters the at-will nature of your employment, meaning that you or the Company may terminate your employment at any time in its sole discretion. This letter agreement does not modify or revoke any existing agreements you have with the Company, including but not limited to any Employee IP and Confidentiality Agreement or Dispute Resolution Agreement you signed previously.

The Retention Bonus is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and will be construed and administered in accordance with such intention.

This letter agreement and all related documents, and all matters arising out of or relating to this letter agreement, whether sounding in contract, tort, or statute for all purposes will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply.

You hereby agree to keep the terms of this letter agreement confidential and not to disclose this letter agreement or its terms except to your spouse, attorney, financial advisor, or as otherwise protected by law. Nothing in this letter agreement limits your whistleblower rights under Section 21F of the U.S. Securities Exchange Act of 1934, as amended, including your right to provide information to or cooperate with the Securities and Exchange Commission in any investigation or proceeding or receive a monetary award as provided thereunder.

Please confirm your acceptance of this letter agreement and the terms and conditions as described herein by signing this letter agreement below and returning it to me.

I look forward to your continued efforts on behalf of the Company.

Sincerely,

HOLOGIC, INC.                 ACCEPTED AND AGREED:

________________________         __________________________ ______________
Diana De Walt                 Name                 Date
Sr. Vice President
Global Human Resources